CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2020 with respect to the financial statements and financial highlights of The Tocqueville Trust (including The Tocqueville Fund, The Tocqueville Opportunity Fund and The Tocqueville Phoenix Fund) for the year ended October 31, 2020 (the “2020 Statements”). The statement of changes in net assets for the year ended October 31, 2020 and the financial highlights for each of the four years ended October 31, 2020, from the 2020 Statements (the “2020 Information”), are included within the financial statements and financial highlights for the year ended October 31, 2021 (the “2021 Statements”), which were audited by another auditor. The 2021 Statements were incorporated by reference in the Prospectus and Statement of Additional Information filed on February 28, 2022, which is incorporated by reference in this Registration Statement. We consent to the use of the 2020 Information included within the 2021 Statements that are incorporated by reference in the Prospectus and Statement of Additional Information filed on February 28, 2022, which is incorporated by reference in this Registration Statement.

Chicago, Illinois
July 18, 2022